Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors

Murphy USA Inc.

We hereby consent to incorporation by reference in the Registration Statement (No. 333-191131) on Form S-8 of Murphy USA Inc. of our report dated June  29, 2015, with respect to the statements of net assets available for benefits of  the Murphy USA Inc. Savings Plan, as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended  December 31, 2014, and the supplemental schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014, Annual Report on Form 11-K of the Murphy USA Inc. Savings Plan.

/s/ BKD, LLP

Little Rock,  Arkansas

June  29, 2015

19